Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
Oglethorpe Power Corporation
(An Electric Membership Corporation)
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to Be Paid	Debt	5.800% Green First Mortgage Bonds, Series 2024A due 2054	457(f)	$350,000,000	100%	$350,000,000	0.00015310	$53,585.00
	Debt	5.900% Green First Mortgage Bonds, Series 2025A due 2055	457(f)	$350,000,000	100%	$350,000,000	0.00015310	$53,585.00
Fees Previously Paid	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Carry Forward Securities
Carry Forward Securities	n/a	n/a	n/a	n/a		n/a
	Total Offering Amount					$700,000,000		$107,170.00
	Total Fees Previously Paid					—		—
	Total Fee Offsets							—
	Net Fee Due							$107,170.00
(1)Represents the aggregate principal amount of bonds to be offered in the exchange offer to which the registration statement relates.
(2)Calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.